Exhibit 5




                            August 4, 1997





Energy West Incorporated
One First Avenue South
Great Falls, Montana 59401

Gentlemen:

  I refer to the Registration Statement of Energy West Incorporated (the "Registrant") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 100,000 shares of the Registrant's Common Stock, $.15 par value (the "Common Stock"), to be issued under the Energy West Incorporated Deferred Compensation Plan for Directors (the "Plan").

  I am familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

  Based upon the foregoing, it is my opinion that the 100,000 shares of Common Stock to be issued under the Plan have been duly authorized, and, when purchased in accordance with the Plan, will be legally issued, fully paid and non-assessable.

  I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

          Very truly yours,

          /s/ John C. Allen

          John C. Allen, Corporate Counsel